UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 15, 2017

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
(Exact name of registrant as specified in charter)

Delaware	001-14303	38-3161171
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Dauch Drive, Detroit, Michigan	48211-1198
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (313) 758-2000
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Item 7.01	Regulation FD Disclosure.
Segment Reporting
Prior to the acquisition of Metaldyne Performance Group Inc. (“MPG”) on April 6, 2017, American Axle & Manufacturing Holdings, Inc. (the “Company” or “Holdings”) operated in one reportable segment: the manufacture, engineer, design and validation of driveline systems and related components and chassis modules for light trucks, sport utility vehicles (SUVs), crossover vehicles, passenger cars and commercial vehicles. Subsequent to the acquisition of MPG, the Company’s business was organized into four business units, each representing a reportable segment under ASC 280 Segment Reporting. The four segments are Driveline, Metal Forming, Powertrain and Casting. The results of each segment are regularly reviewed by the chief operating decision maker to assess the performance of the segment and make decisions regarding the allocation of resources to the segments.
The Company has not retrospectively applied a change in segment reporting to the Annual Report on Form 10-K of Holdings for the fiscal year ended December 31, 2016. Prior to our acquisition of MPG, the Company did not operate in what is now its Powertrain or Casting business units and its Driveline business unit contributed approximately 95% of its consolidated net sales. A retrospective breakout of financial information for Driveline and Metal Forming, the business units in which the Company had operations prior to the acquisition of MPG, would result in immaterial changes and would not provide meaningful information to investors.
Furnished as Exhibit 99.1 hereto is a revised segment footnote of the Company’s information by reportable segment for its Driveline and Metal Forming business units as of December 31, 2016 and 2015, and for the years ended, December 31, 2016, 2015 and 2014.
Change in Accounting Principle
Effective April 1, 2017, the Company changed its method of accounting for indirect inventory from capitalizing and recording as expense when the inventory was consumed to now expensing indirect inventory at the time of purchase. The Company believes that expensing indirect inventory at the time of purchase is preferable as the change (1) aligns purchase patterns of indirect inventory with our current operational strategies, (2) reduces the administrative burden associated with recordkeeping for indirect inventory, and (3) results in a uniform accounting policy across our global operations as MPG’s accounting method had been to expense indirect inventory upon purchase.
Based on the guidance in ASC 250 Accounting Changes and Error Corrections, the  Company would apply this change in accounting principle retrospectively, however, we have not retrospectively revised our financial statements in the Annual Report on Form 10-K of Holdings for the fiscal year ended December 31, 2016. The impact on previously reported inventories, net would be a reduction of $37.2 million, with an associated decrease of previously reported retained earnings of $24.2 million and an associated increase in previously reported deferred tax assets of $13.0 million as of December 31, 2016. The impact to Holdings’ Statements of Income was immaterial in any of the periods that would require retrospective application.
Item 9.01	Financial Statements and Exhibits.

(d)	Exhibit

99.1
Revised segment footnote relating to the financial information for the Company’s Driveline and Metal Forming business units as of December 31, 2016 and 2015, and for the years ended, December 31, 2016, 2015 and 2014

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.

Date: December 15, 2017	By:	/s/ Christopher J. May
Christopher J. May
Vice President & Chief Financial Officer